UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2011

XENITH BANKSHARES, INC.

(Exact name of Registrant as specified in charter)

Virginia	000-53380	80-0229922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One James Center, 901 E. Cary Street, Suite 1700 Richmond, Virginia		23219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 433-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

On June 1, 2011, Xenith Bank (“Xenith”), a Virginia banking corporation and a wholly-owned subsidiary of Xenith Bankshares, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Paragon Commercial Bank, a North Carolina banking corporation (“Paragon”), to acquire certain select loans totaling, as of May 31, 2011, approximately $60 million (the “Loans”) and related assets associated with Paragon’s Richmond, Virginia branch office (the “Branch”) and to assume certain select deposit accounts totaling, as of May 31, 2011, approximately $71 million (the “Deposits”) and related liabilities associated with the Branch (collectively, the “Transaction”). Under the terms of the Agreement, Paragon will retain the real and personal property associated with the Branch office and, subject to receipt of required regulatory approvals, the Branch office will be closed.

Under the terms of the Agreement, at the Closing (as defined in the Agreement), Xenith will make a cash payment to Paragon, or Paragon will make a cash payment to Xenith, as applicable, in an amount (the “Payment Amount”) equal to the difference between (i) the sum of (a) the net book value of the Deposits to be shown on the books and records of Paragon as of the Closing Date (as defined in the Agreement) and (b) the net book value of the accrued interest payable on the Deposits as of the Closing Date, less (c) a premium equal to 3.92% multiplied by the net book value of the Deposits and accrued interest payable thereon, excluding any certificate of deposit balances exceeding $5 million through the Effective Time (as defined in the Agreement) and excluding accounts for which collateral has been or may be required, and (ii) the sum of (a) an amount equal to the principal balance of the Loans to be shown on the books and records of Paragon as of the Closing Date (without reference to loss reserves, deferred costs or revenues, if any), (b) the net book value of the accrued interest receivable with respect to the Loans as of the Closing Date and (c) the net book value of the Courier Assets (as defined in the Agreement), as of the Closing Date, less (d) a discount equal to 3.77% multiplied by the principal balance of the Loans and accrued interest receivable as of the Closing Date and less (e) if the president of the Branch accepts employment with Xenith, $148,877, representing the accrued benefits due to such individual under Paragon’s nonqualified deferred compensation agreement as of the Closing Date. If the Payment Amount is an amount less than $0, then Xenith will pay to Paragon an amount equal to such negative Payment Amount. If the Payment Amount is greater than $0, then Paragon will pay to Xenith an amount equal to such positive Payment Amount.

The Agreement contains customary representations, warranties and agreements of Xenith and Paragon, indemnification rights and obligations of Xenith and Paragon, and termination provisions. The Agreement also contains a non-solicitation provisions pursuant to which Paragon has agreed that, from the date of the Agreement and for a period of 24 months following the Closing Date, it will not solicit the commercial banking business of any current customers of the Branch whose banking business or any part thereof is transferred to Xenith under the terms of the Agreement.

The Transaction is subject to state and federal bank regulatory approvals and other customary closing conditions.

The Transaction is expected to close during the third quarter of 2011.

The foregoing description of the Transaction and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On June 1, 2011, the Company issued a press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Purchase and Assumption Agreement, dated as of June 1, 2011, by and between Xenith Bank and Paragon Commercial Bank. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.)

99.1	Press release issued by the Company on June 1, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2011

XENITH BANKSHARES, INC.

By:	/s/ Thomas W. Osgood
Thomas W. Osgood
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of June 1, 2011, by and between Xenith Bank and Paragon Commercial Bank. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.)

99.1	Press release issued by the Company on June 1, 2011